CODE OF PRACTICE GOVERNING PERSONAL DEALINGS

1.  General

FIA regards its responsibilities to its clients as paramount and conducts its business in the firm belief that giving priority at all times to the interests of its clients is the best and surest way of ensuring the continued success and profitability of FIA and all its personnel.

It follows that FIA expects all its personnel, officers or general partners (“Staff”) during office hours to concentrate at all times on their responsibilities to FIA’s clients, not on their personal financial affairs. FIA believes that Staff whose attention is distracted by monitoring their personal financial positions will not give the priority to clients’ interests which is a requirement of employment at FIA.

FIA therefore discourages Staff from active management of their personal financial affairs during business hours. In particular FIA considers that trading by Staff in any investment (as defined below) by reference to a short time horizon and dealing by Staff in complex derivative instruments (but without limitation to either) are not compatible with giving priority to the interests of FIA’s clients.

FIA will closely monitor all Staff personal account dealings. The Compliance Officer of FIA may determine at its absolute discretion that dealings by a particular member of Staff are excessive in quantity or unacceptable in type.  FIA will request that member of Staff to conduct their future dealings in a manner specified by FIA as described below. If future dealings do not conform with FIA’s specified requirements, it will be regarded as a matter of serious misconduct.

FIA nevertheless recognises that Staff may have a responsibility to themselves, to partners or to families to monitor investments and to make such changes as may be thought advisable. WITHIN THE POLICY SET OUT IN THIS CODE FIA's Staff are therefore entitled to manage their own affairs.  They must, however, accept that the nature of their work imposes some restrictions on the dealings in which they can engage and reduces the extent to which they can claim complete privacy for their personal financial transactions.  This applies also to dealings for any pension policies or similar arrangements over which they have discretion, to dealings by their spouses and children under the age of 18, and by any trust, private company or arrangement with another party in which they or their spouse (or such other persons) or children have an effective voice in investment decisions or a beneficial interest, and dealings by any other "connected person".

Care will be necessary on the part of those directly or indirectly concerned with such matters to ensure that the letter and spirit of this Code are not breached.  All members of Staff should be prudent in their financial dealings.  In particular, they should not enter into commitments which they may be unable to meet.

In general, in connection with personal securities transactions, Staff should (1) always place the interest of the firm's clients first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Staff's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

Legal Requirement

Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any employee or otherwise affiliated person of FIA:

To employ any device, scheme or artifice to defraud any client of  FIA;

To make to any client of FIA any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of FIA; or

4.  To engage in any manipulative practice with respect to any client of FIA.

For the purpose of this Code:

(i)      "investments" means all types of investments and securities including (but without limitation thereto)  derivatives and contracts for differences (whether related to individual securities, market indices or similar measurement indicators) and currencies but excluding securities back by the U.S. government.

(ii)      "dealings" include purchases, sales, subscriptions, acceptances of take-over and other offers, conversion, redemption, writing, exercising, lapsing, closing out and all other methods of acquiring and disposing of investments;

(iii)     "Connected Person" means any director, officer, general partner or Advisory Person of FIA. For the purposes of this Code, “Advisory Person” shall mean any employee who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchases or sale of securities or whose functions relate to the making of any recommendations with respect to the purchase or sales and any natural person in a control relationship to the firm who obtains information concerning recommendations with regard to the purchase or sale of securities.

2.  Confidential Information

It is a fundamental rule that Staff must not use for their own advantage or for the advantage of others (for example, other clients), any information that has come into their possession relating to policy matters, investment decisions or dealings concerning investment business undertaken for clients.  The duty of confidentiality goes further, however, of Staff must avoid disclosing any confidential information to others, whether or not the Staff believes the recipient of the information will benefit.

3.  Insider Dealing and Market Abuse

Staff must comply with the Criminal Justice Act 1993 (Part V Insider Dealing) and all other subsequent relevant legislation.  A summary of the provisions of the Act is set out in Attachment B and a copy of the Act is available from the Compliance Officer.

If a Staff is prohibited by the Act from acquiring or disposing of investments for himself or a connected person, that Staff must not acquire or dispose of such investments for a client unless that client gives a specific instruction unprompted by Staff.

Staff must ensure at all times that personal dealings are conducted in a manner which does not give rise to allegations of market abuse.

4.  Personal Dealings - Conflict of Interest with clients

(a)  Staff of FIA must at all times avoid actions which involve, or might seem to involve, a conflict of interest between themselves (or their connected persons) and a client.  For this reason Staff must not deal in an investment for themselves or a connected person when they are aware that FIA or another company in the Wachovia Group is currently dealing in that investment or a connected investment (for example, an ADR or option) for a client or considering whether to do so or has issued or is preparing advice on that investment.  Once FIA or the other company has completed its order (and any market impact of the order has dissipated) or decided not to deal, Staff may do so.  For these purposes, "are aware" means in the case of Wachovia Group companies other than FIA "have knowledge" and does not impose a duty to make enquiries, but in the case of possible dealings by FIA itself Staff are required to make enquiries before dealing personally.

(b)  No Connected Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days after the firm trades in that security unless the firm’s entire position in that security has been sold prior to such transaction and the Connected Person is also selling the security.  If a securities transaction is executed by the firm within 7 calendar days after a Connected Person executed a transaction in the same security, The Compliance Officer will review the Connected Person’s and the firm’s transaction to determine whether the Connected Person did not meet his or her fiduciary duties to the firm’s clients in violation of this code.

(c)  The Staff of FIA must not undertake personal deals for themselves or  a  connected person directly with a client in any investment.

(d)  Subject as referred to in this Code, FIA hereby consents to Staff dealing in the same investments as FIA may deal in for its clients or for its own account as part of the business it has been authorised to conduct by the FSA (referred to as “Scope of Permission").

Interested Transactions

No Connected Person shall recommend any securities  transactions without having disclosed to the Managing Director his or her interest, if any, in such securities or the issuer thereof,  including without limitation:

(a)  any direct or indirect beneficial ownership of any securities of such issuer; any contemplated transaction by such person in such securities;

any position with such issuer or its affiliates; and

   any present or proposed business relationship between

such issuer or its affiliates and such person or any party in which such person has a significant interest.

Initial Public Offerings

No Connected Person shall acquire directly or indirectly, any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior approval of the Compliance Officer who has been provided by such Connected Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Connected Person’s activities on behalf of the firm) and has concluded after consultation with other investment Connected Personnel that the firm has no foreseeable interest in purchasing such securities.

7.  Private Placement

No Connected Person shall acquire, directly or indirectly, any beneficial ownership of any securities in a private placement without the prior approval of the Compliance Director who has been provided by such Connected Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Connected Person’s activities on behalf of the firm) and has concluded after consultation with other investment Connected Personnel that the firm has no foreseeable interest in purchasing such securities.

8. Short-Term Trading Profits

No Connected Person shall profit from the purchase and sale, or sale and purchase, of (i) the same (or equivalent) securities of which are the same or equivalent to those securities purchased by the firm or (ii) shares of the Evergreen Funds or other open-end investment companies managed by FIA within 60 calendar days.  Any profit so realized shall be disgorged.

Not withstanding the foregoing provision, a Connected Person, subject to advance approval of the Compliance Officer on a case-by-case basis, may profit from the purchases

9.  Gifts

No Connected Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the firm.

10.  Service as a Director

No Connected Persons shall serve on the board of directors of any publicly traded company without prior authorization by the firm’s Managing Directors based upon a determination that such board service would be consistent with the interests of the firm’s advisory clients.

11.  Dealing Services

(a) Staff of FIA dealing on their own account or for the account of a connected person may only do so through their own broker or other counterparty and must inform the broker or counterparty concerned that the Staff member is an employee or Director of FIA.  Members of Staff must not request or accept from the broker any credit or special dealing facilities without the prior and specific consent of a Managing Director of FIA.

Before dealing, members of Staff must clear the proposed transaction in advance by obtaining the approval of one of the Joint Managing Directors, or the Compliance Officer in the absence of a Managing Director, and the approved transaction must be completed by the close of business on the second trading day after approval is received, as long as the approval has not been rescinded.  Within 24 hours of the deal taking place the transaction should be entered in the Personal Dealing Register which is maintained by the Compliance Officer and the entry should be initialled by a Managing Director.

FIA's members of Staff must irrevocably instruct the broker or other counterparty concerned to provide copies of contract notes and confirmations for all dealings, and any other information concerning the dealings of such Staff and Connected Persons, including copies of periodic statements for all securities accounts, directly to the Compliance officer of FIA within one business day of the dealings.

The Compliance Officer will maintain a file containing all such contract notes and confirmations.

(b)  Paragraphs 4, 8, and 11(a)  of this Code do not apply to the following:-

(i) PEPs, ISAs or pension arrangements managed on a discretionary basis by a person independent of member of Staff with such an independent manager.

Details of such arrangements as referred to in (i) and (ii) above entered into by a member of Staff must be approved in advance by  a Managing Director and notified to the Compliance Officer as soon as they have been entered into.

(c)  Staff are hereby made aware that permission to deal in securities issued by Wachovia Corporation (or any Wachovia Group company if appropriate) may be refused at any time in accordance with Group requirements without reasons being given. In such a case neither FIA nor any other member of Wachovia Group will have any liability for any consequential direct or indirect loss, profit foregone or any other adverse consequence or liability incurred by a member of Staff or connected person.

12.  Disclosure of Personal Holdings

Upon commencement of employment and annually (which information must be current as of a date no more than 30 days before the report is submitted) thereafter, each Connected Person shall be required to disclose his or her current personal securities holdings to the Compliance Director. Such information shall include as follows:

The title, number of shares and principal amount of each security in which the Connected Person had any direct or indirect beneficial ownership when the person became a Connected Person;

The name of any broker, dealer or bank with whom the Connected Person maintained an account in which any securities were held for the direct benefit of the Connected Person as of the date the person became an Connected Person; and

The date that the report is submitted by the Connected Person.

Personnel becoming Connected Persons will be required, no later than 10 days after becoming an Connected Person, to provide the Compliance Director with a listing of all securities beneficially owned.

Each Connected Person will be required no later than 10 days after the end of a calendar quarter to report the following information:

With respect to any transaction during the quarter in a security in which the Connected Person had any direct or indirect beneficial ownership:

The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved:

The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

The price of the security at which the transaction was effected;

The name of the broker, dealer or bank with or through which the transaction was effected; and

The date that the report is submitted by the Connected Person.

With respect to any account established by the Connected Person in which any  securities were held during the quarter for the direct or indirect benefit of the Connected Person:

The name of the broker, dealer or bank with whom the Connected Person established the account

The date the account was established; and

The date that the report is submitted by the Connected Person.

13.  Certification of Compliance

Each Staff is required to certify annually that he or she has read and understood this Code and recognizes that he or she is subject to such

Code.  Further, each Connected Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

14.  Notification of Subject Persons

The Compliance Director shall notify each Staff of the firm who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

15.  Review by the Management

1.  The Compliance Director shall institute procedures for the review of reports submitted pursuant to paragraphs 11 & 12 of this section and shall report to the Chief Compliance Officer for the Funds any violations requiring significant remedial action.

16.  Sanctions

Upon discovering that Staff has not complied with the requirements of this Code, the Compliance Director shall report the violation to the management personnel of FIA for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Staff, a monetary fine, suspension, or termination.

17.  Confidentiality

All information obtained from any Staff hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

18.  Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Staff from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Firm.

19.  Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Compliance Director.

20.  Records

This Code, a copy of each report by a Staff, any written report hereunder by the Firm, and lists of all persons required to make reports shall be preserved with the Firm's records for the period required by Rule 17j-1(f) of the Act.

21.  Connected Persons

Staff must do all in their power to ensure that Connected Persons, when acting for their own account, observe the requirements of this Code as though they applied to those persons.  If a Connected Person or a member of Staff is an officer of employee of another investment business and subject to the personal dealing rules of that investment business instead, the Compliance Officer should be consulted.

I agree to comply with the terms of the above Code of Practice.

Signed:    .....................

Name:      .....................

Date:      .....................